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   (LOGO) MARITRANS
          One Logan Square
          Philadelphia, PA 19103
          215-864-1200
          800-423-4511


   March 30, 1994


   Dear Fellow Maritrans Stockholder:

       You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the "Company"), which will be held on Thursday, May
   12, 1994 at 10 a.m., local time, in the offices of Morgan, Lewis & Bockius, 20th Floor, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103.

       We plan to review the status and future opportunities for the Company as well as answer stockholder questions. The principal business matters to be considered and voted upon at the meeting will be: (i) the election of two directors to serve for three year terms, and (ii) a proposal to approve Amendments to the Company's Equity Compensation Plan and the grant of options thereunder, all as more specifically discussed in the attached Proxy Statement. Also, attached you will find the Notice of the Annual Meeting and your Proxy Form.

       It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed proxy and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

       We look forward to seeing you in person on May 12, 1994.

   Sincerely,


   /s/ Stephan A. Van Dyck
   -------------------------------
   Stephen A. Van Dyck
   Chairman of the Board

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                                 MARITRANS INC.
                                One Logan Square
                             Philadelphia, PA 19103
                                   ----------

                         NOTICE OF 1994 ANNUAL MEETING
                                OF STOCKHOLDERS

                            To Be Held May 12, 1994
                                   ----------

       The Annual Meeting of Stockholders of Maritrans Inc., a Delaware corporation, will be held in the offices of Morgan, Lewis & Bockius, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 on Thursday, May 12, 1994 at 10:00 a.m. local time, and any adjournments or postponements thereof for the purpose of considering and voting upon the following matters:

           1. The election of two directors to serve for three (3) year terms;

           2. The proposal to approve Amendments to the Maritrans Inc. Equity Compensation Plan and grants of stock options thereunder; and

           3. The transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

       The close of business on March 14, 1994 has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

       Your attention is invited to the accompanying Proxy Statement which forms a part of this Notice. Your vote is important. Stockholders are respectfully requested by the Board of Directors to complete and sign the accompanying proxy and return it to the Company in the enclosed, postage-paid envelope, whether or not you plan to attend the meeting. If you attend the meeting, you may revoke your proxy, if you wish, and vote in person.


                                         By Order of the Board of Directors





                                         John C. Newcomb
                                         Secretary

   Philadelphia, Pennsylvania
   March 30, 1994
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                                 MARITRANS INC.
                                One Logan Square
                             Philadelphia, PA 19103
                                   ----------

                         NOTICE OF 1994 ANNUAL MEETING
                                OF STOCKHOLDERS

                            To Be Held May 12, 1994
                                   ----------

                                PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maritrans Inc. (hereinafter called the "Company") for use at the 1994 Annual Meeting to be held on Thursday, May 12, 1994 at 10 a.m., local time, in the offices of Morgan, Lewis & Bockius, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103. Each proxy which is properly executed and returned in time for use at the meeting will be voted at the Annual Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time prior to its exercise by notice in writing received by the Secretary.

       The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or telegram by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.

       The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 30, 1994. The address of the principal executive offices of the Company is: Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.

       The Company's annual report to stockholders for the year ended December 31, 1993, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.

                    MATTERS TO BE ACTED UPON AT THE MEETING

       As indicated in the Notice of Meeting, at the Annual Meeting two directors will be elected to serve for three-year terms, and a proposal to approve amendments to the Company's Equity Compensation Plan and the grant of options thereunder will be presented for consideration and approval. A copy of the Equity Compensation Plan, as amended, is set forth in full as Exhibit "A" to this Proxy Statement.

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                             VOTING AT THE MEETING

       Holders of the shares of the Company's Common Stock, $.01 par value ("Common Stock"), of record at the close of business on March 14, 1994, are entitled to vote at the meeting. As of that date 12,523,000 shares of the Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum.

       The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the amendments to the Maritrans Inc. Equity Compensation Plan and grants of options thereunder or to take action with respect to any other matter as may be properly brought before the meeting.

       With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect.

       Abstentions may be specified on the proposal to approve the amendments to the Maritrans Inc. Equity Compensation Plan and grants of options thereunder (but not for election of directors). Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the amendments to the Maritrans Inc. Equity Compensation Plan and grants of options thereunder will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

       Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors if they have not received instructions from a beneficial owner. The Company believes that brokers will not have such voting authority with respect to the Equity Compensation Plan proposal. A failure by brokers to vote shares will have no effect in the outcome of the election of directors or the adoption of the Equity Compensation Plan proposal because such shares will not be considered shares present and entitled to vote with respect to such matters.

       Shares cannot be voted at the meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices

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   by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matter) in accordance with their best judgment.

       Execution of the accompanying Proxy Form will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the meeting, or by executing a later-dated proxy that is received by the Company before the meeting.

       Your proxy vote is important to the Company. Accordingly, you are asked to complete, sign and return the accompanying Proxy Form whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent (American Stock Transfer and Trust Company) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.

                             ELECTION OF DIRECTORS

       The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms of office.

       The Board currently is comprised of six directors serving staggered terms of office. The terms of two current directors, Mr. Stephen A. Van Dyck and Dr. Robert E. Boni, will expire at the 1994 Annual Meeting. The Board of Directors of the Company has nominated for election as directors of the Company Messrs. Van Dyck and Boni for terms of office which would expire in 1997. The remaining four directors will continue to serve in accordance with their prior election.

       Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominees listed below. Each of the nominees has agreed to serve if elected. The two directors are to be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote.

       If for any reason not presently known, either of the nominees is not available for election, another person or persons may be nominated by the Board of Directors and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board of Directors occurring after the election will be filled by Board appointment to serve as provided by the Company's By-Laws.

       The Board of Directors recommends a vote FOR each of the nominees:

   Requirements for Advance Notification of Nominees

       Section 4.13(b) of the Company's by-laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a

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   director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

           (a) the name of the stockholder who intends to make the nomination;

           (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

           (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;

           (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

           (e) the consent of each nominee to serve as a director of the Company.

       Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than April 28, 1994.

                  INFORMATION REGARDING NOMINEES FOR ELECTION
                AS DIRECTORS AND REGARDING CONTINUING DIRECTORS

       The information provided herein is as to personal background has been provided by each director and nominee as of February 16, 1994.

   Nominees for Election at the 1994 Annual Meeting for Terms Expiring in
   1997

   Stephen A. Van Dyck............  Mr. Van Dyck has been Chairman of the
                                    Board and Chief Executive Officer of the
                                    Company and its predecessor since April
                                    1987. For the previous year, he was a
                                    Senior Vice President - Oil Services, of
                                    Sonat Inc. and Chairman of the Boards of the Sonat Marine Group, another prede-cessor, and Sonat Offshore Drilling Inc. For more than five years prior to April 1986, Mr. Van Dyck was the President and a director of the Sonat Marine Group and Vice President of Sonat Inc. Mr. Van Dyck is also the Chairman of the Board and a director of the West of England Ship Owners Mutual Insurance Association

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                                    (Luxembourg), a mutual insurance associ-
                                    ation. He is a member of the Company's
                                    Finance Committee of the Board of Direc-tors. See "Certain Transactions." Mr.
                                    Van Dyck is 50.

   Dr. Robert E. Boni.............  Dr. Boni retired as Chairman of Armco
                                    Inc., a steel, oil field equipment and
                                    insurance corporation on November 30,
                                    1990. Dr. Boni became Chief Executive
                                    Officer of Armco Inc. in 1985 and Chair-man in 1986. He became Non-Executive Chairman of the Board of Alexander & Alexander Services Inc., an insurance services company, in January 1994. He is a member of the Company's Compensation (Chairman), Audit and Finance Committees of the Board of Directors. Dr. Boni is 66.

   Directors Continuing in Office with Terms Expiring in 1995

   Bruce C. Lindsay...............  Mr. Lindsay has been Managing Director of Brind-Lindsay & Co. Inc., an invest-
                                    ment corporation, since 1986. From 1983
                                    through 1986, Mr. Lindsay was Group Vice
                                    President, Industrial Services, of Sun
                                    Company, Inc., an integrated oil corpo-
                                    ration. During that time, he also served as a director and officer of various subsidiaries of Sun Company, Inc. He is a director of several closely-held cor-porations. He is a member of the Com-pany's Audit (Chairman), Finance (Chair-man) and Compensation Committees of the Board of Directors. Mr. Lindsay is 52.

   James H. Sanborn...............  Mr. Sanborn was Executive Vice President
                                    of the Company and its predecessor since
                                    April 1987, until his retirement in De-
                                    cember 1993. Prior to April 1987, he was President of the Sonat Marine Group, an-other predecessor, a position he held since April 1986. Prior to this posi-tion, he served as Vice
                                    President-Operations and Vice President
                                    - East Coast Group of the Sonat Marine
                                    Group. Mr. Sanborn was employed in vari-ous capacities by the Company and its predecessors since 1978. Mr Sanborn is 56.

   Directors Continuing in Office with Terms Expiring in 1996

   Dr. Craig E. Dorman............  Dr. Dorman is serving as Deputy Director

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

                                    Defense Research and Engineering for
                                    Laboratory Management, U.S. Department
                                    of Defense on an Intergovernmental Per-
                                    sonnel Act assignment from the Woods
                                    Hole Oceanographic Institution. He was
                                    Director and Chief Executive Officer of
                                    Woods Hole Oceanographic Institution
                                    from 1989 until 1993. From 1962 to 1989,
                                    Dr. Dorman was an officer in the U.S.
                                    Navy, most recently Rear Admiral and
                                    Program Director for Anti- Submarine
                                    Warfare. He is a member of the Company's
                                    Audit Committee of the Board of Direc-
                                    tors. Dr. Dorman is 53.

   Craig N. Johnson...............  Mr. Johnson recently became Managing Di-
                                    rector of Glenthorne Capital Inc., in-
                                    vestment bankers. He was President and
                                    Chief Operating Officer of the Company
                                    and its predecessor from February 1,
                                    1990 until December 17, 1993. For the
                                    four years prior to joining Maritrans,
                                    Mr. Johnson was President of Lavino
                                    Shipping Company, a terminalling and
                                    stevedoring corporation. Neither Lavino
                                    nor any of the companies invested in by
                                    Glenthorne Capital Inc. compete with Ma-ritrans. He is a director of several closely-held companies. Mr. Johnson is 52.



























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                         APPROVAL OF AMENDMENTS TO THE
                    MARITRANS INC. EQUITY COMPENSATION PLAN
                     AND GRANTS OF STOCK OPTIONS THEREUNDER

   The Proposal

       At the Meeting, there will be presented to the stockholders a proposal to approve and ratify the adoption of amendments to the Maritrans Inc. Equity Compensation Plan (the "Plan") and to approve grants of stock options made under the Plan. The Plan was created to assist the Company in retaining and attracting officers and other employees by offering those individuals a proprietary interest in the Company. On January 27, 1994, the Board adopted certain amendments to the Plan that are subject to stockholder approval at the Meeting. The amendments will not be effective unless or until stockholder approval is obtained.

       Under the proposal, the primary changes to the Plan include: (i) the establishment of a maximum amount of shares of Common Stock that may be granted to any individual during the term of the Plan in an amount that is equal to one-third of the number of shares of Common Stock available for issuance under the Plan and (ii) the addition of twice yearly nondiscretionary grants of restricted stock to non-employee directors in payment of one-half of each such director's annual retainer. The Board of Directors has adopted certain other amendments to the Plan which do not materially increase the benefits accruing to participants. These amendments do not require stockholder approval under applicable law or pursuant to the terms of the Plan.

       The Omnibus Reconciliation Act of 1993 added section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Effective
   January 1, 1994, this provision disallows a public company's deductions for employee remuneration exceeding $1,000,000 per year for the Chief Executive Officer ("CEO") and the other four most highly compensated officers, but contains an exception for qualified "performance-based compensation." In December 1993, the Internal Revenue Service issued proposed regulations interpreting this provision. The new law requires that certain actions be taken by a compensation committee of two or more outside directors and the material terms of such remuneration be approved by the stockholders to qualify the remuneration as "performance-based compensation." The Company has been advised that, under section 162(m) and the proposed regulations, grants made under the Plan as it presently exists would not be qualified "performance-based compensation" unless certain actions were taken.

       Accordingly, the amendments made pursuant to clause (i) above will qualify grants of options and stock appreciation rights made under the Plan as "performance-based compensation" pursuant to section 162(m) of the Code, as discussed above. However, until proposed regulations interpreting section 162(m) are finalized, there can be no assurance that all applicable requirements will be met by the Plan.

       The Board took the action specified in clause (ii) above to provide non-employee directors with twice yearly nondiscretionary grants of restricted stock so that the directors' compensation would be more closely


                                       7
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   tied to the performance of the Company and thereby to align their interests with those of the stockholder.

       Under the proposal, stockholders are also being asked to approve stock options that have been granted pursuant to the Plan on or after April 1, 1993 and prior to the Meeting. See "Approval of Stock Option Grants."

   Vote Required for Approval

       The proposal to amend the Plan and approve the stock option grants made thereunder requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote.

       The Board of Directors unanimously recommends a vote FOR the proposal.

   Description of the Plan

       The Plan, as amended and restated, is set forth as Appendix A to this Proxy Statement, and the description of the Plan contained herein is qualified in its entirety by reference to Appendix A.

       General. Subject to adjustment in certain circumstances as discussed below, the Plan currently authorizes up to 1,250,000 shares of Common Stock for issuance pursuant to the terms of the Plan. If and to the extent options granted under the Plan terminate, expire or cancel without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the Plan.

       Administration of the Plan. The Plan, as amended and restated, is administered and interpreted by a Committee of the Board (the "Committee") consisting of not less than two persons appointed by the Board from among its members who are not employees of the Company and who are not entitled to participate in the Plan, other than as recipients of nondiscretionary grants of restricted stock due to their status as non-employee directors. After receiving recommendations from Management, the Committee has the sole authority to determine (i) the employees to whom options and/or awards are to be granted under the Plan, (ii) the type, size and terms of the options, (iii) the time when the options and/or awards are to be granted and the duration of the exercise period and (iv) any other matters arising under the Plan. A person may serve on the Committee only if he is not eligible, and has not been eligible, to receive a discretionary grant under the Plan for at least one year before his appointment. Nondiscretionary grants of restricted stock to non-employee directors are not included in this prohibition.

       The Plan, as amended and restated, provides that effective as of January 27, 1994, options and stock appreciation rights are not exercisable and the restriction period for restricted stock will not lapse for grants made on or after April 1, 1993 until after the Plan and grants are approved by a compensation committee appointed by the Board consisting of not less that two persons who are "outside directors" under section 162(m) of the Code. The Committee, as constituted on January 27, 1994, met


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   and continues to meet the requirements under section 162(m) of the Code and has approved the Plan and such grants.

       Grants. Incentives under the Plan consist of incentive stock options, non-qualified stock options, restricted stock grants and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants are subject to the terms and conditions set forth in the Plan and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated individual (the "Grant Letter"). The Committee must approve the form and provisions of each Grant Letter to an individual.

       Eligibility for Participation. Officers and other employees of the Company designated by the Company are eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). Currently, there are twelve officers and "other employees" eligible to participate. After receiving recommendations from the management of the Company, the Committee selects the persons to receive Grants (the "Grantees") from among the Participants and determine the number of shares of Common Stock subject to a particular Grant. Pursuant to the recently adopted amendments to the Plan, no Grantee may receive options, stock appreciation rights or restricted stock awards for more than one-third of the number of shares of Common Stock available for issuance under the Plan.

       The Plan, as amended and restated, provides that all non-employee directors (there are currently five non-employee directors) will automatically receive grants of shares of Common Stock on or before February 1 and August 1 of each year, beginning August 1, 1994. The grants will be equal in value to 1/2 of the amount of the non-employee director's annual retainer. For purposes of determining the number of shares to be distributed, the value of a share of Common Stock will be based on fair market value at the date of grant. Non-employee directors may not sell the shares of Company Stock for six months after the date they are granted.

       Granting of Options. The Committee may grant options qualifying as incentive stock options ("ISOs") within the meaning of section 422 of the Code and/or other stock options ("NQSOs") in accordance with the terms and conditions set forth in the Plan or any combination of ISOs or NQSOs (hereinafter referred to collective as "Stock Options").

       Term, Purchase Price, Vesting and Method of Exercise. The exercise price of Common Stock subject to an ISO or NQSO is the fair market value of such stock on the date the Stock Option is granted. Notwithstanding the foregoing, with respect to an NQSO, the exercise price may be equal to either (i) the fair market value of Common Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter or
   (ii) the average of such fair market value over a period of time as specified by the Committee in the Grant Letter, but in no event will the price be less than 50% of the fair market value of the Common Stock on the date of grant. On March 14, 1994, the fair market value of a share of Common Stock was $5.125 per share.

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       The Committee determines the option exercise period for each Stock
   Option; provided, however, that the exercise period may not exceed ten years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on such date as is determined by the Committee, in its sole discretion, which is specified in a Grant Letter. A Grantee may exercise a Stock Option by delivering notice of exercise to the Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares. The Grantee must pay the option price and the amount of any withholding tax due, if any, at the time of exercise. Shares of Common Stock are not be issued or transferred upon exercise of the Stock Option until the option price and the withholding obligation are fully paid.

       Restricted Stock Grants. The Committee may issue or transfer shares of Common Stock under a Grant (a "Restricted Stock Grant") pursuant to the Plan. Shares of Common Stock issued pursuant to a Restricted Stock Grant are issued for no consideration, and the Committee grants to each Grantee a number of shares of Common Stock determined in its sole discretion, but no greater than the maximum limit described above. If a Grantee's employment terminates during the period, if any, designated in the Grant Letter as the period during which the transfer of the shares is restricted (the "Restriction Period"), the Restricted Stock Grant terminates with respect to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Common Stock must be immediately returned to the Company. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the Grantee's death. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems equitable.

       Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding. Any number of SARs granted to a Grantee which are exercisable during any given period of time are not to exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Common Stock covered by such Stock Option terminate. Upon the exercise of SARs, the related Stock Option terminates to the extent of an equal number of shares of Common Stock.

       Upon a Grantee's exercise of some or all of his SARs, the Grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The stock appreciation for an SAR is the difference between the option price specified for the related Stock Option and the fair market value of the underlying Common Stock on the date of exercise of the SAR. The Plan, as amended and restated, provides that the exercise price of an SAR is the (i) exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Common Stock as of the date of grant of the SAR, if the SAR is granted after the Stock Option and the option price under (i) would result in the disallowance of the Company's expense deduction upon exercise of the SAR under section 162(m) of the Code.

       An SAR is exercisable only during the period when the Stock Option to which it relates is also exercisable; provided, however, that in no event may an SAR be exercisable during the first six months after being granted, except in the event of the death or disability of the Grantee (if the related Stock Option is then exercisable).

       Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Participants under the Plan, increases the aggregate number (or individual limit for any Grantee) of shares of Common Stock that may be issued or transferred under the Plan or materially modifies the requirements as to eligibility for participation will be subject to approval by the stockholders of the Company. The Plan will terminate on April 1, 2003 unless terminated earlier by the Board or extended by the Board with approval of the stockholders. The proposed amendments to the Plan permitting non-employee directors to receive grants of Common Stock and the amendments designed to cause the Plan and Grants thereunder to comply with section 162(m) of the Code will not be effective, unless approved by stockholders.

       Amendment and Termination of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee revokes a Grant the terms of which are contrary to applicable law. The termination of the Plan will not impair the power and authority of the Committee with respect to outstanding Grants.

       Adjustment Provisions; Change of Control of the Company. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, will be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

       In the event of a Change of Control of the Company, (i) all outstanding Stock Options will become immediately exercisable and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change of Control of the Company will be deemed to have taken place if (i) a person or group, other than the Company, one of its affiliates or one of its employee benefit plans acquires 20% or more of the Common Stock then outstanding; provided, however, that no Change of Control will be deemed to occur during any period in which any such person or group is bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Common Stock then outstanding or to solicit proxies or (ii) during any 24-month period, there is a change in the majority of the Board other than by approval of the Board immediately prior to such change.

       Other Plan Provisions. A Grant under the Plan will not be construed as conferring upon any Grantee a contract of employment of service, and such Grant will not confer upon the Grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a Stock Option for a designated period of time following such termination.

       Federal Income Tax Consequences. Set forth below is a general description of the federal income tax consequences relating to Grants under the Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

       Non-Qualified Stock Options. There are no federal income tax consequences to Grantees or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of NQSOs, Grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

       Incentive Stock Options. Grantees will not be subject to federal income taxation upon the grant or exercise of ISOs granted under the Plan, and the Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the Stock Option price (or the Grantee's other tax basis in the shares) is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the Stock Option price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction in connection therewith.

       If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a "disqualifying disposition") and is a transaction in which a loss, if sustained, would be recognized, the Grantee generally will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price (or the Grantee's other tax basis in the shares), or (ii) the excess of the amount realized on the sale of the shares over the exercise price (or the

   Grantee's other tax basis in the shares). In the case of a disqualifying disposition where a loss, if sustained, would not be recognized, the Grantee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the Stock Option price (or the Grantee's other tax basis in the shares). Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the Grantee.

       Generally, where previously acquired Common Stock is used to exercise an outstanding ISO or NQSO, appreciation on such stock will not be recognized as income. However, if such Common Stock was acquired pursuant to the exercise of an ISO, a disqualifying disposition will be deemed to have occurred if such stock is used to exercise another ISO prior to the expiration of the applicable holding periods.

       Restricted Stock. A Grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferrable or is no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock at that time and the Company will be entitled to a deduction in the same amount. A Participant may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock at that time, determined without regard to the restrictions. In this event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the Grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the Grantee is not entitled to any tax deduction or tax refund.

       Stock Appreciation Rights. The Grantee will not recognize any income upon the grant of an SAR. Upon the exercise of an SAR, the Grantee will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon such exercise, and the Company is entitled to a corresponding deduction, provided the Company complies with the applicable withholding requirements for federal tax purposes. In the event that the Grantee receives shares of Common Stock upon the exercise of an SAR, the shares so acquired will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

       Tax Withholding. The acceptance, exercise or surrender of a Grant will constitute a Grantee's full consent to whatever action the Committee deems necessary to satisfy any federal, state and local income and employment withholding tax obligations arising under the Plan. The Company may require Grantees who exercise NQSOs or who possess shares of Common Stock as to which the restrictions on transfer have lapsed to remit an amount sufficient to cover the Grantee's federal, state and local withholding tax obligations associated with the exercise of such Grants. Grantees, upon the receipt of shares following the exercise of ISOs, are obligated to (i) immediately notify the Company of the disposition of any or all ISO shares within two years of the date of grant of the ISO or one year of the date of such exercise, and (ii) remit to the Company an amount sufficient to satisfy any withholding obligation arising from such disposition. If acceptable to the Committee, Grantees may deliver Common Stock or cash in order to satisfy all such withholding obligations.

       Section 162(m). Under Section 162(m) of the Code, enacted in August 1993, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year beginning in 1994. Total remuneration would include amounts received upon the exercise of stock options granted on or after April 1, 1993. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The amendments to the Plan, when approved by stockholders, are intended to make grants of Stock Options and SARs thereunder meet the requirements of "performance-based compensation."

   Approval of Stock Option Grants

       The Company is requesting that stockholders approve stock options granted on or after April 1, 1993 and prior to the meeting which may be subject to retroactive application of the restrictions of Section 162(m) of the Code. These restrictions potentially limit the deductions related to stock option exercises by the chief executive officer and the other four most highly compensated officers in future taxable years.

       The table below summarizes the number of Stock Options that were granted under the Plan on or after April 1, 1993. Assuming stockholder approval of the proposed Plan amendments, shares of restricted stock will be granted to non-employee directors in an amount equivalent to $9,000 in lieu of one-half of their annual retainer, with the number of shares to be determined by the market price at the date of the grant. The table sets forth the information with respect to the Chief Executive Officer, each of the other four most highly compensated executive officers in the fiscal year ended December 31, 1993, all current executive officers as a group, and two former officers who continue as non-employee directors.

       The following table shows, as to each person and the group listed below, the number of Stock Options granted on or after April 1, 1993:

                                                                               Option
        Recipient                                                              Shares
       ----------                                                              --------
   Stephen A. Van Dyck ....................................................    168,827
   Craig N. Johnson .......................................................    102,671(1)
   James H. Sanborn .......................................................     44,058
   Edward R. Sheridan .....................................................     44,058
   Edward J. Flood ........................................................     12,226
   Gary L. Schaefer .......................................................     23,249
   Brian J. Telford .......................................................     11,969
   All Current Executive Officers as a Group (10 persons) .................    314,032

   ----------
   (1) With respect to Mr. Johnson's options, 52,671 options were forfeited in connection with his separation from the Company as an employee on December 17, 1993.

         Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1994:

                                               Shares
                                             Benefically    Percent          Voting Power            Investment Power
    Name and Address of Beneficial Owner        Owned       Of Class      Sole        Shared        Sole        Shared
   --------------------------------------------------------------------------------------------------------------------
   The Goldman Sachs Group, L.P. ........     1,464,000      11.69%             0    1,464,000            0    1,464,000
    and Goldman Sachs & Co.
    85 Broad Street
    New York, NY 10004

   Vanguard/Windsor Fund Inc. ...........       954,000       7.62%       954,000            0            0      954,000
    P.O. Box 2600
    Valley Forge, PA 19482

   Wellington Management Company ........       954,000       7.62%             0            0            0      954,000
    75 State Street
    Boston, MA 02109

   Vanguard/Windsor Fund Inc. and
     Wellington Management Company, its
     investment manager, have each filed
     Schedule 13G's to disclose their
     holdings in the Company, which
     relate to the same shares.

   R.B. Haave Associates ................     1,233,900       9.85%     1,233,900            0    1,233,900            0
    270 Madison Avenue
    New York, NY 10018

   Ingalls & Snyder .....................       743,100       5.93%        13,500            0      743,100            0
    61 Broadway
    New York, NY 10006


   All the information in the table is presented in reliance on information disclosed by the named individuals and groups in Schedule 13Gs, filed with the Securities and Exchange Commission.

       The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of Maritrans Inc., by each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION," and by all directors and executive officers of Maritrans Inc. and its subsidiaries, as a group, as of March 1, 1994.

                                                             Shares Beneficially Owned(1)
                                                             ----------------------------
                            Name                                Number         Percent
   -----------------------------------------------------------------------------------
   Stephen A. Van Dyck ..................................      114,000              *
   Dr. Robert E. Boni(2) ................................        1,000              *
   Dr. Craig E. Dorman ..................................            0              *
   Craig N. Johnson .....................................       22,300(3)           *
   Bruce C. Lindsay .....................................        1,000              *
   James H. Sanborn .....................................       49,500              *
   Edward R. Sheridan ...................................        2,000              *
   Edward J. Flood ......................................        3,200              *
   Gary L. Schaefer .....................................       16,500              *
   Brian J. Telford .....................................            0
   All directors and executive officers as a group (15
     persons) ...........................................      229,241           1.8%

   ----------
   * less than one percent

   (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

   (2) Dr. Boni has shared investment power with his wife.

   (3) Mr. Johnson has shared investment power with his wife. Of their 22,300 shares, 500 are held by them as custodians for each of their three minor children.

                      COMMITTEES OF THE BOARD OF DIRECTORS

       There were six Board of Directors meetings and eleven Board of Directors Committee meetings during fiscal 1993. Each director attended 100% of the combined number of meetings of the Board of Directors and committees thereof on which he served, with the exception that one outside director missed one board meeting.

       The Board of Directors has established standing Audit, Compensation and Finance Committees. The principal responsibilities of each such committee are described below. The members of each such committee are identified in the director biographies set forth under "Information Regarding Nominees for Election as Directors and Regarding Continuing Directors."

       The Audit Committee, presently consisting of three non-employee directors, met four times in 1993, and ordinarily meets three times annually. The members are appointed annually by the Company's Board of Directors. The Committee has responsibility for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and Company management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial methods and controls.

       The Compensation Committee, presently consisting of two non-employee directors, met five times in 1993. The Compensation Committee is required to meet twice annually. Members are appointed annually by the Company's Board of Directors. The primary duties of the Compensation Committee are annually reviewing and recommending to the Board of Directors for final approval the total compensation package for all executive management employees of the Company (executive management employees are defined as positions at the vice president level and above); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and subsidiaries; administering the Equity Compensation Plan; considering and recommending to the Board of Directors, when appropriate, amendments or modifications to existing compensation and employee benefit programs and adoption of new plans; evaluating the performance of the Company's Chief Executive Officer against pre-established criteria and reviewing with him the performance of the senior officers who report to him.

       The Finance Committee, consisting of two non-employee directors and the Company's Chairman, met twice during 1993. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Finance Committee include: periodically reviewing the amounts and nature of financings available to the Company and subsidiaries; monitoring the status of the Company's existing financings, lines of credit and letters of credit; making recommendations to the Board of Directors with respect to any existing or proposed financing involving the Company or any subsidiary; and reviewing and monitoring the Company's investment policy and practices, including without limitation, with respect to the assets of the Retirement and Profit Sharing and Savings Plan.

                       EXECUTIVE OFFICERS OF THE COMPANY

       See "Information Regarding Nominees For Election As Directors And Regarding Continuing Directors" for information concerning Mr. Van Dyck, an employee-director of the Company.

       Mr. Sheridan was named President of the Distribution Services Division of the Operating Partnership in February 1993. He previously held various positions with Star Enterprise and Texaco since 1963.

       Mr. Telford was named President of the Gulf Division of the Operating Partnership in September 1992. He previously held various positions with Stolt-Nielson Inc. from 1988 to 1992.

       Mr. Newcomb has been Vice President, General Counsel and Secretary of Maritrans Inc. since April 1993, and previously held these titles with Maritrans GP Inc. since 1987. He held a similar position with the Sonat Marine Group since 1983. Mr. Newcomb has been employed in various capacities by Maritrans or its predecessors since 1975.

       Mr. Schaefer has been Vice President, Chief Financial Officer and Treasurer of Maritrans Inc. since April 1993, and previously held these titles with Maritrans GP Inc. since January 1990. Previously, Mr. Schaefer was Vice President, Controller and Treasurer. He held a similar position with the Sonat Marine Group since 1986. Prior to this position, Mr. Schaefer was Assistant Vice President and Controller. Mr. Schaefer has been employed in various capacities by Maritrans or its predecessors since 1976.

       Mr. Flood has been Chairman of Maritrans Holdings Inc. since February 4, 1991. Mr. Flood is also Chairman of MPI and MMI. Previously, Mr. Flood was Vice President of Maritrans GP Inc. from October 1990 to February 1991. Prior to October 1990, he was President and Chief Operating Officer of Unitank, a Philadelphia-based terminal company, which was sold and merged with GATX, which does not compete with Maritrans.

       Mr. Ward was named President of the Eastern Division of the Operating Partnership in May 1993. Previously, Mr. Ward was President of the Inland Division of the Operating Partnership since February 1992 and prior to that was Manager, Traffic, a position he held since September 1990. Mr. Ward was East Coast Chartering Manager from June 1989 to September 1990. Prior to that position, Mr. Ward was Traffic Manager - Black Oil. He held a similar position with the Sonat Marine Group. Mr. Ward has been employed in various capacities by Maritrans or its predecessors since 1975.

       Mr. York was named President of the Inland Division of the Operating Partnership in May 1993. Previously, Mr. York was continuously employed since 1985 by the Company or its predecessors in various capacities including Manager, Market Planning; Manager, Corporate Planning; and Business Leader (Information Services).

       Mr. Gillon was named Chairman of the Board of Marispond Inc. in February 1993. Previously, Mr. Gillon was a consultant to the Company since November 1992. Prior to that, he was President, Chief Executive Officer and a Director of Wescol Shipping Inc. from July 1990. From April 1980 until July 1989, he was President of Lavino Agency Group, and served as a Director of Lavino Shipping Company.

       Mr. Bromfield has been Controller of Maritrans Inc. since April 1993, and previously held that title with Maritrans GP Inc. since February 1992. Previously, Mr. Bromfield was Assistant Controller. He held a similar position with the Sonat Marine Group since October 1986. Mr. Bromfield has been employed in various capacities by Maritrans or its predecessors since 1981.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

   Directors' Compensation

       During fiscal 1993, pursuant to its compensation policy for outside directors, the Company paid outside directors $1,000 for each Board of Directors meeting attended and $500 for each Board of Directors committee meeting attended, plus expenses. In addition, the outside directors received Board of Directors annual retainer fees totalling $18,000 each. Each outside director also received a retainer of $1,000 for each Board of Directors committee on which he served. Aggregate directors fees paid in 1993 for Board of Directors meetings and Board of Directors Committee meetings amounted to $90,000. In 1994 and thereafter, the Company intends to pay one-half of each outside directors' annual retainer fee in Common Stock of the Company. See "Approval Of Amendments To The Maritrans Inc. Equity Compensation Plan And Grants Of Stock Thereunder."

   Executive Compensation

       The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer, the other four most highly compensated executive officers and the former President and Chief Operating Officer and the former Executive Vice President of Maritrans Inc. or its subsidiaries in 1993, 1992, and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                                                         Compensation
                                                          Annual Compensation              Awards-
                                           ------------------------------------------     Securities
                                                                         Other Annual     Underlying      All Other
                                                   Salary      Bonus     Compensation      Options       Compensation
       Name and Principal Position         Year      ($)        ($)       ($)(1)(2)          (#)          ($)(1)(3)
   ----------------------------------------------------------------------------------------------------------------------
   Stephen A. Van Dyck,                    1993    303,464    128,807    4,770           168,827          16,917
   Chairman of the Board                   1992    251,494    277,237(5) 8,258                            19,531
   and Chief Executive                     1991    261,591    187,810
   Officer

   Craig N. Johnson,                       1993    242,696     79,200      454           102,671         509,661(8)
   Former President and                    1992    217,668    135,692      353                            13,007
   Chief Operating Officer                 1991    227,261    139,320

   James H. Sanborn,                       1993    175,843     43,665    2,546            44,058           7,068(9)
   Former Executive Vice                   1992    165,048    117,158(6) 7,435                            10,748
   President                               1991    172,315    105,600

   Edward R. Sheridan                      1993(4) 144,616     68,617                     44,058
   President, Distribution
   Services Division-
   Operating Partnership

   Edward J. Flood,                        1993    119,770     47,458                     12,226           3,843
   Chairman, Maritrans                     1992    109,130     52,475                                      5,586
   Holdings Inc.                           1991    100,000     31,656

   Gary L. Shaefer,                        1993    124,098     40,774    1,632            23,249           5,316
   Vice President, Chief                   1992    124,608     59,217(7) 5,552                             4,665
   Financial Officer and                   1991    127,490     26,858
   Treasurer

   Brian J. Telford,                       1993    120,000     34,658                     11,969           1,048
   President, Gulf                         1992(4)  36,614     10,968
   Division-Operating
   Partnership

   ----------

   (1) Other Annual Compensation and All Other Compensation are only required to be reported for 1993 and 1992.

   (2) Amounts shown in this column represent reimbursements for taxes paid by such executive officers for health, life, and insurance benefits received during 1993 and 1992.

   (3) Amounts shown in this column represent, as applicable, Company contributions under the Maritrans Inc. Profit Sharing and Savings Plan, accruals under the Excess Benefit Plan, and insurance premiums paid pursuant to such officers' employment agreement. See "Certain Transactions."

   (4) Year of hire.

   (5) The amount shown in this column for Mr. Van Dyck was derived from the following figures:
       (1) $210,137 - Bonus earned in 1992 and (2) $67,100 - Bonus earned relative to expiration of an agreement entered into with Sonat Inc.

   (6) The amount shown in this column for Mr. Sanborn was derived from the following figures:
       (1) $73,158 - Bonus earned in 1992 and (2) $44,000 - Bonus earned relative to expiration of an agreement entered into with Sonat Inc.

   (7) The amount shown in this column for Mr. Schaefer was derived from the following figures:
       (1) $39,817 - Bonus earned in 1992 and (2) $19,400 - Bonus earned relative to expiration of an agreement entered into with Sonat Inc.

   (8) The amount shown in this column for Mr. Johnson was derived from the following figures:
       (1) $9,961 - Benefits described in footnote (3) above, and (2) $500,000 - Severance payments made in conjunction with termination of employment agreement. Mr. Johnson resigned as President and Chief Operating Officer of the Company effective December 17, 1993 but continues as a director. Pursuant to an agreement between Mr. Johnson and the Company, he was paid his normal base salary through December 31, 1993, $250,000 on December 31, 1993 and $250,000 on January 1, 1994 as well as a monthly sum (for 2 years) to cover medical insurance. These payments are in full satisfaction of any and all sums that might otherwise have been due to Mr. Johnson under the Employment Agreement between Mr. Johnson and the Company entered into as of April 1, 1993. In addition, Mr. Johnson retains the right to exercise options to purchase 50,000 shares of Common Stock of the Company on or before December 31, 1996 and forfeited options to purchase 52,671 shares of Common Stock. The Agreement also reaffirms Mr. Johnson's obligations as to confidential information and non-competition with the Company and provides for mutual releases of any claims.

   (9) Mr. Sanborn retired as Executive Vice President of the Company effective on December 17, 1993 but continues as a director. Pursuant to an agreement between Mr. Sanborn and the Company, Mr. Sanborn was paid his normal base salary through December 31, 1993, a monthly sum through June 30, 1995 to pay for medical insurance and a supplemental monthly pension equal to the actuarial equivalent of $5,346 on a single life basis (such amount is reduced by the actual amount of any retirement benefit paid to Mr. Sanborn under the Company's retirement plans). The Agreement also reaffirms Mr. Sanborn's obligations as to confidential information and non-competition with the Company, permits the Company to retain Mr. Sanborn's services on a consulting basis and provides for mutual releases of any claims.

   Options Grants in 1993

       The following table sets forth certain information concerning options granted during 1993 to the named executives:

                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                             Annual Rates of Stock
                                     Number of     % of Total                                 Price Appreciation
                                     Underlying    Granted to    Exercise                   for Option Term (1) (2)
                                      Options      Employees       Price      Expiration    -----------------------
   Name                               Granted       in 1993      ($/Share)       Date           5%           10%
   ----------------------------------------------------------------------------------------------------------------
   Stephen A. Van Dyck ..........     168,827        35.46%        $4.00        3/31/02      $372,316     $917,033
   Craig N. Johnson..............     102,671(2)     21.57%        $4.00       12/31/96        28,769       60,150
/96        28,769       60,150
   James H. Sanborn .............      44,058         9.25%        $4.00        3/31/02        97,162      239,314
   Edward R. Sheridan............      44,058         9.25%        $4.00        3/31/02        97,162      239,314
   Edward J. Flood ..............      12,226         2.57%        $4.00        3/31/02        26,962       66,409
   Gary L. Schaefer .............      23,249         4.88%        $4.00        3/31/02        51,271      126,284
   Brian J. Telford .............      11,969         2.51%        $4.00        3/31/02        26,395       65,013

   ----------
   (1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock. The Registrant did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

   (2) As part of Mr. Johnson's separation agreement options to purchase 50,000 shares of Common Stock were retained by Mr. Johnson and options to purchase 52,671 shares were forfeited.

   Aggregated Options Exercises in 1993 and 1993 Year-end Options Values

       The following table summarizes options exercised during 1993 and presents the value of unexercised options held by the named executives at year-end:

                                                                   Number of
                                                                   Securities                 Value of
                                                                   Underlying               Unexercised
                                                                  Unexercised               In-the-Money
                                                                    Options                   Options
                                       Shares                     at 12/31/93               at 12/31/93
                                      Acquired       Value      Exercisable (E)           Exercisable (E)
                                     on Exercise    Realized    Unexercisable(U)          Unexercisable(U)
                                     ---------------------------------------------------------------------
   Name                                                                                          $
   ------------------------------
   Stephen A. Van Dyck ..........         0            0            168,827         (U)        21,103         (U)
   Craig N. Johnson .............         0            0             50,000(1)      (U)        12,834         (U)
   James H. Sanborn .............         0            0             44,058         (U)         5,507         (U)
   Edward R. Sheridan ...........         0            0             44,058         (U)         5,507         (U)
   Edward J. Flood ..............         0            0             12,226         (U)         1,528         (U)
   Gary L. Schaefer .............         0            0             23,249         (U)         2,906         (U)
   Brian J. Telford .............         0            0             11,969         (U)         1,496         (U)

   ----------
   (1) As part of Mr. Johnson's separation agreement options to purchase 50,000 shares of Common Stock were retained by Mr. Johnson and options to purchase 52,671 shares were forfeited.

   Long-Term Incentive Plan - Awards in 1993

       The following table sets forth certain information concerning awards made under the Company's Long-Term Incentive Plan to the named executives during 1993:

                                                                              Estimated Future Payouts Under
                                                              Performance       Non-Stock Price-Based Plans
                                                 Number of     or Other      ---------------------------------
                                                  Shares,       Period       Threshold
                                                 Units, or       Until        Target                 Maximum
                                                   Other      Maturation      Payout      Payout     Payout
   Name                                           Rights       or Payout        ($)         ($)        ($)
   ------------------------------------------------------------------------------------------------------------
   Stephen A. Van Dyck ......................      6,400        3 Years          0        320,000    480,000
   Craig N. Johnson (1) .....................
   James H. Sanborn (2) .....................      1,660        3 Years          0         20,750     31,125
   Edward R. Sheridan .......................      1,660        3 Years          0         83,000    124,500
   Edward J. Flood ..........................        480        3 Years          0         24,000     36,000
   Gary L. Schaefer .........................        840        3 Years          0         42,000     63,000
   Brian J. Telford .........................        480        3 Years          0         24,000     36,000

   ----------
   Units shown in this table represent performance units granted pursuant to the Maritrans Inc. Performance Unit Plan. Under this plan, the value of performance units (initially established at $50 per unit) is adjusted pursuant to a formula, based on average pre-tax earnings. At the end of the three-year performance cycle, the performance units' adjusted values are paid out to the participants in cash.

   (1) Although Mr. Johnson was granted units in 1993, the units expired without value in connection with his separation agreement with the Company.

   (2) Due to his retirement, Mr. Sanborn's estimated future payouts have been pro-rated in value for his term of employment during the performance period.

   Employment Contracts

       See "Certain Transactions" for a description of employment agreements (which include certain change-in-control and termination of employment arrangements) between the Company and certain of its executive officers.

   Retirement Plan

       The following table sets forth the estimated annual benefits payable upon retirement under the Maritrans Inc. Retirement Plan and Excess Benefit Plan.

                               PENSION PLAN TABLE

      Annual                          Years of Credited Service
   Compensation           15             20              25             30
   --------------------------------------------------------------------------
     $100,000           24,000         32,000          40,000          48,000
     125,000            30,000         40,000          50,000          60,000
     150,000            36,000         48,000          60,000          72,000
     175,000            42,000         56,000          70,000          84,000
     200,000            48,000         64,000          80,000          96,000
     225,000            54,000         72,000          90,000         108,000
     250,000            60,000         80,000         100,000         120,000
     275,000            66,000         88,000         110,000         132,000
     300,000            72,000         96,000         120,000         144,000
     325,000            78,000        104,000         130,000         156,000
     350,000            84,000        112,000         140,000         168,000
     375,000            90,000        120,000         150,000         180,000

       The following table sets forth the years of credited service through December 31, 1993 for the Chief Executive Officer and the other named executive officers of Maritrans Inc. or its subsidiaries.

                           YEARS OF CREDITED SERVICE

                                                         Years of
                    Recipient                        Credited Service
       ---------------------------------------------------------------
       Stephen A. Van Dyck                                 19.5
       Craig N. Johnson                                     3.0
       James H. Sanborn                                    15.0
       Edward R. Sheridan                                     0
       Edward J. Flood                                      3.0
       Gary L. Schaefer                                    17.0
       Brian J. Telford                                     1.0

       Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Maritrans Inc. Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.

       Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding table shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.

       The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.

       Annual compensation taken into account under the foregoing plans in 1993 for the officers listed in the Summary Compensation Table was $303,464 for Mr. Van Dyck, $242,696 for Mr. Johnson, $175,843 for Mr. Sanborn, $144,616 for Mr. Sheridan, $119,770 for Mr. Flood, $124,098 for Mr. Schaefer, and $120,000 for Mr. Telford. Pension amounts are not subject to reduction for Social Security benefits.

   Compensation Committee Interlocks and Insider Participation

       During fiscal 1993, the members of the Compensation Committee were responsible for determining executive compensation. Messrs. Boni, Lindsay and Johnson comprised the Compensation Committee during this period. Mr. Johnson was the President and Chief Operating Officer of the Company until December 17, 1993. Other than Mr. Johnson, who no longer serves on the Compensation Committee, none of these individuals received compensation as an officer of the Company during fiscal 1993. No officer of the Company presently serves on the Compensation Committee.

       During 1993 and 1994, the Company made certain payments to Mr. Johnson in connection with his separation from the Company as an employee. See "Compensation of Directors and Executive Officers - Executive
   Compensation."

   Report of the Compensation Committee on Executive Compensation

   I. Compensation Philosophy and Strategy

       Maritrans strives to increase its earnings and to enhance shareholder value by assuring an appropriate return on its assets and equity. Two elements of the business strategy critical to achieving growth in earnings are minimizing the risks and costs of the traditional marine transportation business and offering new, value-added distribution services to customers.

       The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that navigating the transition from the more traditional commodity barge business to its distribution services vision requires great ingenuity, continuous learning and personal dedication in its key impact employees. Therefore, it is critical that Maritrans' total compensation program attract and retain the caliber of people necessary to generate success for the Company and its shareholders.

       Maritrans' philosophy for its executive compensation programs is to reward the most relevant factors which drive the return to shareholders. Maritrans identifies these factors to be:

       * preservation of the business through safe operations, especially in light of the provisions of the Oil Pollution Act of 1990 and subsequent state oil pollution laws;

       * achievement of annual financial goals; and

       * achievement of long-term shareholder value.

       The Compensation Committee of Maritrans Inc.'s Board of Directors (the "Committee") and Maritrans' executives have recognized the need to review continuously the Company's executive compensation program to ensure that it:

       * reflects its unique, quality-oriented, entrepreneurial, customer-focused orientation;

       * is competitive with other similar industry organizations;

       * is effective in driving performance to achieve financial and safety goals and to create shareholder value;

       * is cost-efficient and fair to employees, management and shareholders;

       * is well communicated and understood by program participants.

       Maritrans regularly consults with compensation and benefit consultants. In 1993 Maritrans engaged an independent compensation and benefits consulting firm to review the key executive compensation and benefits program. Reviewed were its alignment with business strategy, with comparative peer companies and with the interests of shareholders, customers, communities, management, employees, the physical environment and other stakeholders in Maritrans' success.

   II. Program Description

       A. Total Compensation Approach

       Maritrans' compensation strategy is to place a substantial amount of executive total cash compensation at risk in the form of performance-based programs. Therefore, in addition to base salary, Maritrans' executives participate in three incentive-based plans: an annual incentive plan, a stock option plan and a long-term stock-related performance unit plan. Maritrans' executives can achieve total compensation levels significantly above peer comparison group levels when annual and long-term performance significantly exceeds established goals and shareholders are rewarded through stock price growth and dividends. Likewise, total executive compensation could fall substantially below average levels, when established goals for safe operations, financial achievement and shareholder return are not achieved.

       Peer companies utilized for competitive labor market analysis during 1993 are not necessarily the same group as those companies included in the performance graph of Maritrans' total shareholder returns (stock price growth and dividend reinvestment) accompanying this report.

       B. Base Salaries

       Executive base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, performance and experience criteria. Base salary bands are set at appropriate levels to attract high-performing people into a high-risk business. Salary bands are currently set at approximately the median level of published survey data and are reviewed annually, with adjustments based on the labor market analyses. Individual base salaries are also reviewed annually, with adjustments based on performance against objectives.

       For 1993, Mr. Van Dyck received a 20 percent salary increase that brought his base compensation to $312,900. Based on published salary data provided by its consultants, the Committee believes this salary to be average as compared with similarly-sized non-manufacturing companies. The

   1993 increase followed an eight percent salary reduction suggested by Mr. Van Dyck and made effective by the Committee for 1992. The 1993 increase reflects contributions made by Mr. Van Dyck during the previous fiscal year and the voluntary reduction of the prior year. The other named executives who were eligible for a salary adjustment received an average salary increase of two percent based on their individual contributions during the 1993 fiscal year. In 1992, named executives averaged a four percent salary decrease.

       C. Annual Incentive Plan

       Early in 1993 the Committee lowered executive bonus opportunities, as a percentage of base salaries, based on its review of external surveys and market data for similarly performing companies. It also realigned financial performance objectives to make a bonus payout more difficult to achieve. As a result, target bonus opportunities were reduced from the prior fiscal year for the executive officers.

       The Committee believes that the Plan is designed to relate executive compensation directly to Company performance so that such bonuses will provide a financial reward only for the achievement of substantial business results. Bonuses were awarded to executive officers based upon the recommendation of the Chief Executive Officer and the determination by the Committee that such bonuses were an appropriate reward for the economic and operating performance results achieved by the Company during 1993.

       Safety and oil spill results, where Maritrans' employees could affect the outcome, represent half of the total bonus opportunity. Cargo and hull losses associated with the OCEAN 255 collision were not counted as a safety violation for 1993 bonus calculation purposes for two primary reasons. First, the U. S. Coast Guard final report has not yet been released, but all the evidence uncovered so far indicates the blame is with the other parties. Second, all other safety results were exemplary, with every division achieving all of the four safety goals.

               SPILL RESULTS                            SAFETY RESULTS
  % of Oil Spilled vs. Total BBLS Moved         Combined Losses in Thousands

0.00001  |-----------------------------      $3500 |--------------------------
         |.00001%                                  | $3,421,000
0.000008 |-----------------------------      $3000 |--------------------------
         |                                         |
0.000006 |-----------------------------      $2500 |--------------------------
         |                                         |
0.000004 |-----------------------------      $2000 |--------------------------
         |              .00000021%                 |
0.000002 |-----------------------------      $1500 |--------------------------
         |                    .00000015%           |            $1,315,000
       0 |-----------------------------      $1000 |--------------------------
         |             |              |            |
       1991          1992          1993       $500 |--------------------------
                     YEAR                          |                  $518,000
                                                $0 |--------------------------
                                                   |            |            |
                                                  1991        1992        1993

       Combined safety losses decreased by over 60 percent from 1992 and by over 80 percent from 1991. Similarly, spills declined to .00000015 percent of barrels transported from .00000021 percent and .00001 percent in the prior two years. These improvements translate into substantial insurance deductible savings and improved operations, both of which directly benefit the shareholders. The other half of total bonus opportunity is based on annual financial goals. The 1993 fiscal year was the first for which economic performance was measured by pre-tax earnings. Maritrans' achievement level in this category resulted in the Committee deciding to award 42 percent of the total opportunity. Thus, the level of bonuses for the 1993 fiscal year was 71 percent of the target bonus opportunity. Bonuses earned for the fiscal year, as a percent of each executive's base salary, were 42 percent for Mr. Van Dyck, 25 percent for Mr. Sanborn, 47 percent for Mr. Sheridan, 29 percent for Mr. Flood, 33 percent for Mr. Schaefer and 29 percent for Mr. Telford. Mr. Johnson received no bonus for this period under the terms of his separation, although he and Mr. Flood received a special one-time grant of 19,800 shares and 3,200 shares, respectively, of Common Stock at the time of the Conversion.

       D. Long Term Incentives

       The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executives' compensation with the economic interest of the stockholders of the Company. The Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the company. Under the Stock Option Plan, options are issued at a price equal to the fair market value of a share on the date of grant, and the options expire after ten years. The grant of stock options is discretionary; however, it is the committee's current policy to grant options biannually. Because the Company and the Committee believe that stock options are a valuable incentive, stock options have been extended to other individuals employed by the Company.

       The Committee also believes that a long-term cash incentive plan is an important portion of an executive's compensation package and, accordingly, recommended that the Board of Directors adopt the Performance Unit Plan in addition to the Stock Option Plan in 1993. The objectives of the Plan are to provide a meaningful long-term incentive to senior executives and encourage their continued employment by the Company. The Plan determines the amount of compensation based upon the economic performance of the Company over succeeding three-year periods of time.

       On April 1, 1993, 17,360 performance units were granted to the executive officers (6,400 for Mr. Van Dyck; 3,520 for Mr. Johnson; 1,660 for Mr. Sanborn; 1,660 for Mr. Sheridan; 480 for Mr. Flood; 840 for Mr. Schaefer; 480 for Mr. Telford. In December 1993, Mr. Johnson's units were forfeited with no value). Each performance period unit has an initial value of $50 and the initial performance period will end on March 31, 1996. The actual value of the performance unit at the end of the performance period is dependent upon the Company achieving its economic performance target during the period. The actual value of a performance unit at the end of the three-year period may vary from zero to more than 100 percent of the $50 nominal value. If Maritrans' performance continues at 1993 levels until March 31, 1996, the value of each performance unit will be zero. Because the Company and the Committee believe that performance units are a valuable incentive, such units have been granted to other individuals employed by the Company.

   III. Chief Executive Officer Compensation

       The salary, bonus, stock option and performance unit awards of the Chief Executive Officer are determined by the Committee in conformance with the policies described above. Mr. Van Dyck was paid a base salary for the fiscal year ending December 31, 1993, of $312,900, which the Committee believes to be competitive with the base salary paid to chief executive officers of comparable companies. (Refer to Section II, paragraph B for previous discussion.) Mr. Van Dyck participates in the incentive-based plans described above. In this way, the Committee's philosophy of placing a portion of an executive's compensation at risk to be dependent upon the Company's performance is achieved.

   IV. Internal Revenue Code Considerations

       Payments made during 1993 to the Chief Executive Officer and the other named officers under the plans discussed above were made without regard to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was not then applicable. For fiscal years beginning on or after January 1, 1994, that section restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the chief executive officer and the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The stock option plan and stock option grants made on and after April 1, 1993, are being submitted for shareholder approval in order to meet the requirements of Section 162(m). The Committee is considering whether the provisions of
   Section 162(m) would have any adverse effect on the Company's other incentive plans, and if so, how to respond.

   Respectfully submitted,
   Compensation Committee
   of Maritrans Inc. Board of Directors




   Dr. Robert E. Boni                  Bruce C. Lindsay
   Chairman

   Total Stockholder Return Graph

       The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years.

       The following chart shows a five year comparison of cumulative total returns for the Company's Common Stock (including Units of Maritrans Partners L.P. through March 31, 1993) during the five fiscal years ended December 31, 1993 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index. The comparison assumes an investment of $100 on December 31, 1988 in each index and the Company's Common Stock and that all dividends and distributions were reinvested.

                  Comparison of Five Year Cumulative Return
                      Fiscal Year Ending December 31

  200 |--------------------------------------------------------------------E
      |
      |                                                       E
      |                                         E
  150 |---------------------------------------------------------------------
      |            ET
      |                           E                                        T
      |             M                           T
  100 |MET----------------------------------------------------T-------------
      |                           M                                        M
      |                           T
      |                                         M
   50 |-------------------------------------------------------M-------------
      |
      |
      |
    0 |---------------------------------------------------------------------
      |             |             |             |             |            |
    1988          1989          1990          1991          1992         1993


M = Maritrans   E = DJ Equity Market Index   T = DJ Marine Transportation Index

                              CERTAIN TRANSACTIONS

   Employment Agreements

       On October 5, 1993, the Company or one of its affiliates entered into Employment Agreements with Messrs. Van Dyck, Flood, Sheridan, Telford, and Ward, to take effect on April 1, 1993, the date on which those individuals were first employed. The terms of the Employment Agreements continue until written notice of termination is given by one of the parties. The contracts provide for base salaries at the annual rate of $312,900 for Mr. Van Dyck, $118,000 for Mr. Flood, $160,000 for Mr. Sheridan, $120,000 for Mr. Telford, and $108,375 for Mr. Ward. Base salaries may be increased by the Company's Board of Directors pursuant to its normal review policies. The Employment Agreements also provide for the payment of bonuses in accordance with the terms of the Annual Incentive Plan of the Company, and for retirement and other benefits in accordance with the Company's current policies for senior executive officers. A lump sum severance payment equal to 36 months of base salary for Mr. Van Dyck, and 12 months of salary for the other executives, plus incentive compensation would be payable if any such officer is terminated without cause. In the event any such officer is terminated for cause, only such compensation as has already been accrued will be paid. In the event of termination of the officer's employment upon a change of control, a payment equal to 2.99 multiplied by the officer's average annual total compensation over the five years preceding the change of control will be paid in a lump sum. Termination of employment upon a change of control is broadly defined to include involuntary terminations as well as constructive terminations. Mr. Van Dyck's Employment Agreement provides for a death benefit equal to 12 months of base salary plus a pro rata portion of any bonus due in addition to any insurance benefits otherwise provided by the Company for its senior executive officers. The Employment Agreement for Mr. Van Dyck also provides for 24 months of base salary plus bonuses in the event of disability, which amounts are reduced by any amounts paid under the Company's Long-Term Disability Plan.

       In connection with the termination of a former executive officer of the Company, the Company made payments to such individual in 1993 totaling $218,212 representing accelerated salary, bonus and medical payments under his employment agreement.

   Change of Control Agreements

       In addition to the employment agreements discussed above, on October 4, 1993, the Company entered into agreements with Messrs. Newcomb and Schaefer that provide for a payment equal to 1.5 multiplied by their total cash remuneration in the prior year if any such officer is terminated (actually or constructively) within 2 years following a change of control of the Company.

                              INDEPENDENT AUDITORS

       Ernst & Young, independent auditors, were the Company's auditors for the fiscal year ending December 31, 1993, and are expected to be retained for the fiscal year ending December 31, 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

                                 OTHER MATTERS

       Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Annual Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed proxy card will vote thereon according to their best judgment.

               STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

       Proposals of stockholders proposed to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at the offices shown of the first page of the Proxy Statement on or before December 1, 1994, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.

                            SECTION 16 REQUIREMENTS

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.

       Based solely on written representations of purchases and sales of the Company's Common Stock from certain reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company's Common Stock have been observed in respect of fiscal 1993.

                           ANNUAL REPORT ON FORM 10-K

       A copy of the Company's Annual Report on Form 10-K, including financial statements and schedules, excluding exhibits, for the fiscal year ended December 31, 1993, is available without charge, upon written request, to each stockholder of record on March 14, 1994. Requests should be directed to Mr. Gary L. Schaefer, Vice President, Chief Financial Officer and Treasurer, Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.

                                             By order of the Board of
                                             Directors





                                             John C. Newcomb
                                             Secretary

   Dated: March 30, 1994

                                                                    Exhibit A

       (This Exhibit is marked to show the effect of the proposed amendments to the Equity Compensation Plan, as adopted by the Board of Directors on January 27, 1994. New text is in bold faced type and underlined; text which has been deleted is (enclosed in brackets) and crossed out).

                                 MARITRANS INC.
                            EQUITY COMPENSATION PLAN

       The purpose of the Maritrans Inc. Equity Compensation Plan (the "Plan") is (i) to authorize the Compensation Committee (the
   "Committee") of the Board of Directors of the Company (the "Board") to provide designated officers {and}, other employees AND NON-EMPLOYEE DIRECTORS of Maritrans Inc. and its subsidiaries (hereinafter collectively referred to as the "Company") with certain rights to acquire common stock of the Company and (ii) to provide for the grant of incentive stock options and nonqualified stock options. The Company believes that this equity compensation program will cause the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders.

   1. Administration

       The Plan shall be administered and interpreted by the Compensation Committee consisting of not less than {three} TWO persons appointed by the Board from among its members; provided, however, that grant decisions made hereunder shall be made by at least two persons, all of whom shall be both "disinterested persons" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and members of the Committee, and that the Board may appoint a subcommittee for this purpose (in which case, references herein to the "Committee" shall mean the subcommittee as appropriate). After receiving recommendations from management of the Company, the Committee shall have the sole authority to determine (i) the employees to whom options and awards shall be granted under the Plan, (ii) the type, size and terms of the awards to be made to each employee selected, (iii) the time when the awards will be granted and the duration of the exercise period and (iv) any other matters arising under the Plan. NON-EMPLOYEE DIRECTORS, AS DEFINED BELOW, MAY ONLY RECEIVE STOCK GRANTS PURSUANT TO THE PROVISIONS OF SECTION 6(F). The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder.

   2. Grants

       Incentives under the Plan shall consist of incentive stock options, nonqualified stock options, restricted stock grants and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate as are specified in writing by the Committee to the employee (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to an employee. Grants under a particular Section of the Plan need not be uniform as among the employees and Grants under two or more Sections of the Plan may be combined in one instrument; PROVIDED, HOWEVER, THAT GRANTS TO NON-EMPLOYEE DIRECTORS, AS DEFINED BELOW, SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6(F).

   3. Shares Subject to the Plan

       (a){(a)} Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that have been or may be issued or transferred under the Plan is {1,500,000 shares.} 1,250,000 SHARES. DURING THE TERM OF THE PLAN, THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMPANY STOCK THAT SHALL BE SUBJECT TO OPTIONS OR AWARDS UNDER THE PLAN TO ANY SINGLE INDIVIDUAL SHALL NOT EXCEED ONE-THIRD OF THE AGGREGATE LIMITATION SPECIFIED IN THE PRECEDING SENTENCE. The shares may be authorized but unissued shares or treasury shares. If and to the extent options granted under the Plan terminate, expire, or cancel without having been exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or such award shall again be available for purposes of the Plan.

       (b){(b)} If there is any change in the number or kind of shares of Company Stock through the declaration of stock dividends, or through a recapitalization, stock splits, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual events, the number of shares of Company Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

   4. Eligibility for Participation

       Officers and other employees of the Company designated by the Company AND MEMBERS OF THE BOARD, WHO ARE NOT EMPLOYED IN ANY CAPACITY BY THE COMPANY (HEREINAFTER REFERRED TO AS "NON-EMPLOYEE DIRECTORS") shall be eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). After receiving recommendations from management of the Company, the Committee shall select the persons to receive Grants (the "Grantees") from among the Participants and determine the number of shares of Company Stock subject to a particular Grant in its sole discretion; PROVIDED, HOWEVER, THAT NON-EMPLOYEE DIRECTORS MAY ONLY RECEIVE GRANTS OF STOCK PURSUANT TO
   SECTION 6(F). Nothing contained in this Plan shall be construed to limit the right of the Company to grant options otherwise in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become employees of the Company, or for other proper corporate purpose.

   5. Granting of Options

       (a){(a)} Number of Shares. The Committee shall grant to each Grantee a number of stock options determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of stock options to any Grantee at any time.

       (b){(b)} Type of Option and Price. The Committee may grant options qualifying as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or other stock options ("Nonqualified Stock Options") in accordance with the terms and conditions set forth herein or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as "Stock Options"). The purchase price of Company Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be the fair market value of a share of such stock on the date such Stock Option is granted. Notwithstanding the foregoing, with respect to a Stock Option other than an Incentive Stock Option, the price at which Company Stock may be purchased may be equal to either (i) the fair market value of Company Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter or
   (ii) the average of such fair market value over a period of time as specified by the Committee in the Grant Letter, but in no event shall the price be less than fifty percent (50%) of the fair market value of Company Stock on the date of grant. The "fair market value" of Company Stock shall be the closing price of a share of Company Stock on the New York Stock Exchange; provided, however, that if shares of Company Stock shall not be listed on the New York Stock Exchange, then the fair market value will be the closing price of a share of Company Stock on the principal stock exchange on which such shares are listed for trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such stock exchange or if the Company Stock is not admitted to trading on any stock exchange the fair market price shall be the last sale reported on the NASDAQ National Market System published in the Wall Street Journal or, if no such sale is so reported, the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Security Dealers Automated System, or, if such price at the time is not available from such system, as furnished by any similar system then engaged in the business of reporting such prices and selected by the Company or, if there is no such system, as furnished by any member of the National Association of Security Dealers, selected by the Company.

       (c){(c)} Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

       (d){(d)} Vesting of Options. The vesting period for Stock Options shall commence on the date of grant and shall end on such date as is determined by the Committee, in its sole discretion, which shall be specified in the Grant Letter. Notwithstanding any determinations by the

   Committee regarding the vesting period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

       (e){(e)} Manner of Exercise. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

       (f){(f)} Termination of Employment, Disability or Death.

           (1){(1)} In the event the Grantee during his lifetime ceases to be an employee of the Company for any reason other than death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within six months and one day of the date on which he ceases to be an employee (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period; provided, however, that in the case of a Grantee who is disabled within the meaning of
       Section 105(d)(4) of the Code, such period shall be one year rather than six months and one day (except as the Committee may otherwise provide in the Grant Letter).

           (2){(2)} In the event of the death of the Grantee while he is an employee of the Company or within not more than three months of the date on which he ceases to be an employee (or within such other period of time as may be specified in the Grant Letter), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of three years from the date of death, but in any event no later than the date of expiration of the option exercise period.

       (g){(g)} Satisfaction of Option Price. The Grantee shall pay the option price in cash, by delivering shares of Company Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or with the combination of cash and shares. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price and the withholding obligation is fully paid.

       (h){(h)} Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that it is not transferable by the Grantee otherwise than by will or the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the rules thereunder, and is exercisable, during the Grantee's lifetime, only by the Grantee and that the aggregate fair market value of the Company Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000. An Incentive Stock Option shall not be granted to any Participant who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or parent of the Company. Unless a Grantee could otherwise transfer Company Stock issued pursuant to an Incentive Stock Option granted hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of an Incentive Stock Option to the date of disposition of the Company Stock issued upon exercise of such option.

   6. Restricted Stock Grants

       The Committee may issue or transfer shares of Company Stock to a Participant under a grant (a "Restricted Stock Grant") pursuant to an incentive or long range compensation plan or program approved by the Committee and adopted by the Board of Directors of the Company. The following provisions are applicable to Restricted Stock Grants:

       (a){(a)} General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration. Subject to any other restrictions by the Committee as provided pursuant to Section 6(e), restrictions on the transfer of shares of Company Stock set forth in
   Section 6(c) shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed on 100% of the shares; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Letter as the "Restriction Period."

       (b){(b)} Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of Restricted Stock to any Grantee at any time.

       (c){(c)} Requirement of Employment. If the Grantee's employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

       (d){(d)} Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee under Section 8. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

       (e){(e)} Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. In addition, the Committee may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.

       (f) STOCK GRANTS TO NON-EMPLOYEE DIRECTORS. ON OR BEFORE FEBRUARY 1 AND AUGUST 1 OF EACH YEAR, BEGINNING AUGUST 1, 1994, EACH NON-EMPLOYEE DIRECTOR SHALL RECEIVE A GRANT OF SHARES OF COMPANY STOCK EQUAL IN VALUE TO 1/2 OF THE AMOUNT OF THE ANNUAL RETAINER DUE TO SUCH NON-EMPLOYEE DIRECTOR FOR THE IMMEDIATELY PRECEDING SEMI-ANNUAL PERIOD. FOR PURPOSES OF DETERMINING THE AMOUNT OF SHARES TO BE DISTRIBUTED, THE FAIR MARKET VALUE OF A SHARE OF COMPANY STOCK SHALL BE DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5(B). SUCH SHARES SHALL NOT BE SOLD FOR 6 MONTHS FOLLOWING THE DATE OF GRANT. NO OTHER RESTRICTIONS SHALL APPLY TO SUCH SHARES. NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, THIS SECTION 6(F) MAY NOT BE AMENDED MORE THAN ONCE EVERY SIX MONTHS, EXCEPT FOR AMENDMENTS NECESSARY TO CONFORM THE PLAN TO CHANGES OF THE PROVISIONS OF, OR THE REGULATIONS RELATING TO, THE CODE.

   7. Stock Appreciation Rights

       (a){(a)} The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; PROVIDED, HOWEVER, THAT IN THE CASE OF AN INCENTIVE STOCK OPTION, SUCH RIGHTS MAY BE GRANTED ONLY AT THE TIME OF THE GRANT OF SUCH STOCK OPTION. THE EXERCISE PRICE OF EACH SAR SHALL BE EQUAL TO (I) THE EXERCISE PRICE OR OPTION PRICE OF THE RELATED STOCK OPTION OR (II) THE FAIR MARKET VALUE OF A SHARE OF COMPANY STOCK AS OF THE DATE OF GRANT OF SUCH SAR, BUT ONLY IN SUCH CIRCUMSTANCES WHERE THE SAR IS GRANTED SUBSEQUENT TO THE DATE OF GRANT OF THE RELATED STOCK OPTION AND AN EXERCISE PRICE ESTABLISHED IN ACCORDANCE WITH CLAUSE (I) ABOVE WOULD RESULT IN THE DISALLOWANCE OF THE COMPANY'S EXPENSE DEDUCTION PURSUANT TO
   SECTION 162(M) OF THE CODE.

   {.(b)}

       (b) The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option or Stock Options during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.

       (c){(c)} Upon a Grantee's exercise of some or all of his SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for an SAR is the difference between the Option Price specified for the related Stock Option and the fair market value of the underlying Company Stock on the date of exercise of such SAR.

       (d){(d)} At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Common Stock, which for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their fair market value on the date of exercise of such SARs. The Committee shall have the right to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised, and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

       (e){(e)} An SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable. However, in no event shall an SAR be exercisable during the first six months after being granted, except that an SAR shall be exercisable at the time of death or disability of the Grantee if the related Stock Option is then exercisable. No SAR may be exercised for cash by an officer or director of the Company subject to Section 16 of the Exchange Act, in whole or in part, except in accordance with Rule 16b-3(e) under the Exchange Act which, among other things, limits the period in which a Grantee may elect to exercise his SAR for cash, in whole or in part, and may exercise the SAR right for cash, to a period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of earnings and ending on the twelfth business day following such date.

   8. Transferability of Options and Grants

       Only a Participant or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of ERISA or the rules thereunder. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

   9. Change of Control of the Company

       As used herein, a "Change of Control" shall be deemed to have taken place if (i) any Person (including any individual, firm, corporation, partnership or other entity except the Company or any employee benefit plan of the Company or of any Affiliate or Associate, both as defined in

   Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of the Company then outstanding; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Common Stock of the Company then outstanding or to solicit proxies, or (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

   10. Amendment and Termination of the Plan

       (a){(a)} Amendment. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Participants under the Plan, increases the aggregate number (OR INDIVIDUAL LIMIT FOR ANY SINGLE OPTIONEE) of shares of Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b)), or materially modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company, and provided, further, that the Board shall not amend the Plan if such amendment would cause the Plan or any Grant, or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option under the Plan to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 5(b) or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(c).

       (b){(b)} Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

       (c) {(c)} Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under
   Section 18(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

   11. Funding of the Plan

       This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

   12. Rights of Participants

       Nothing in this Plan shall entitle any Participant or other person to any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any rights to be retained in the employ of the Company.

   13. Withholding of Taxes

       The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Participant or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants. With respect to Nonqualified Stock Options, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization as may be necessary or desirable so that the Company may satisfy its obligation, under applicable income tax laws, to withhold for income or other taxes due upon or incident to such exercise. Grantees may elect (hereinafter a "Withholding Election") with respect to the exercise of a Nonqualified Stock Option either (i) to have the Company withhold, from the Company Stock to be issued pursuant to such exercise, such number of such shares of Company Stock which, or (ii) to surrender to the Company such number of shares of Company Stock already owned by the Grantee (which may be shares of Company Stock received upon such exercise) which, at their fair market value on the date as of which the option exercise is taxable for federal income tax purposes (the "Tax Date"), shall be sufficient to satisfy the Company's withholding obligation with respect to the option exercise. If the fair market value on the Tax Date of the number of shares of Company Stock required to be withheld or surrendered pursuant to a Withholding Election exceeds the Company's withholding obligation with respect to the exercise, a fractional share of Company Stock shall not be issued for the excess, but an amount equal to the excess shall be paid to the Grantee by the Company in cash as soon as reasonably practicable after the amount of such excess is determined by the Company. A Withholding Election may be made applicable with respect to a particular option exercise, to all previously granted Nonqualified Stock Options, and/or to all such options to be granted in the future. A Withholding Election by a Grantee who is not subject to Section 16(b) of the Exchange Act may be made continuing until revoked by the Grantee. For Grantees who are subject to said Section 16(b), to the extent required by
   Section 16 any such Withholding Election and any option to which the Withholding Election applies also shall meet the following requirements:

       (1) {(1)} The Withholding Election, once made, shall be irrevocable.

       (2){(2)} The Withholding Election must be made either (a) during one of the ten-day periods beginning on the third business day following the date of release of the Company's quarterly and annual summary statements of earnings and ending on the twelfth business day following such date, or
   (b) at least six months prior to the Tax Date for the option exercise to which such Withholding Election applies.

       (3){(3)} An option with respect to which such a Withholding Election is in effect shall not be exercisable until at least six months after its date of grant except that this limitation shall not apply if the Grantee dies or is disabled prior to the expiration of this six-month period.

       (4){(4)} The Committee shall have sole discretion to consent to or disapprove any Withholding Election made by such Grantee who is an employee, and if the Committee disapproves such a Withholding Election, shares of Company Stock shall not be issued to the Grantee upon the exercise of an option to which the disapproved Withholding Election applies until the Grantee shall have complied with the requirements, if any, which the Committee may have adopted pursuant to the first sentence of this paragraph for satisfying the withholding obligation with respect to such exercise. The Committee by resolution may approve in advance all Withholding Elections made by Grantees subject to Section 16(b) who are employees, provided the resolution expressly reserves to the Committee the right both to disapprove any such Withholding Election and to revoke its advance approval.

       (5){(5)} The notice of exercise filed by such a Grantee shall specify whether the notice also constitutes a Withholding Election with respect to that exercise or whether a previously filed Withholding Election applies to that exercise. In either such case the notice also shall specify whether the Grantee intends to file an election pursuant to Section 83(b) of the Code to have such exercise be taxable as of the date of exercise, and if so, whether the withholding obligation will be satisfied by withholding from the shares of Company Stock to be issued upon the exercise, or by surrender of already-owned shares of Company Stock, the notice of exercise shall be accompanied by certificates for a sufficient number of such shares of Company Stock. If the notice indicates that no such Section 83(b) election will be filed, all of the shares of Company Stock for which the option is exercised shall be issued to the Grantee, and the Company shall advise the Grantee as of the Tax Date of the required withholding amount so that the Grantee may tender an appropriate number of shares of Company Stock, either from those issued upon exercise of the option or from shares of Company Stock already owned by the Grantee.

       The Committee may adopt such rules, forms and procedures as it considers necessary or desirable to implement such withholding procedures, which rules, forms and procedures shall be binding upon all Grantees, and which shall be applied uniformly to all Grantees similarly situated.

   14. Agreements with Participants

       Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

   15. Requirements for Issuance of Shares

       No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Restricted Stock Grant or Stock Option made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

   16. Headings

       Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

   17. Effective Date

       Subject to the approval of the Company's shareholders, this Plan shall be effective as of {March 1, 1991} APRIL 1, 1993. SUBJECT TO THE APPROVAL OF THE COMPANY'S SHAREHOLDERS, THIS PLAN, AS AMENDED AND RESTATED, SHALL BE EFFECTIVE AS OF JANUARY 27, 1994.

   18. Miscellaneous

       (a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes a Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

       (b) Compliance with Law. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by a governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

       (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

       (d) APPROVAL BY OUTSIDE DIRECTORS. THE PLAN IS SUBJECT TO, AND NO OPTION OR SAR SHALL BE EXERCISABLE HEREUNDER AND NO RESTRICTION PERIOD SHALL LAPSE WITH RESPECT TO RESTRICTED STOCK UNTIL AFTER APPROVAL OF THE PLAN AND THE GRANT BY A COMPENSATION COMMITTEE (THE 'COMPENSATION COMMITTEE') APPOINTED BY THE BOARD WHICH IS COMPRISED SOLELY OF TWO OR MORE DIRECTORS WHO ARE NOT (I) PRESENTLY EMPLOYEES OF THE COMPANY (OR RELATED ENTITIES); (II) FORMER EMPLOYEES STILL RECEIVING COMPENSATION FOR PRIOR SERVICES (OTHER THAN BENEFITS UNDER A TAX-QUALIFIED PENSION PLAN),
   (III) OFFICERS OF THE COMPANY (OR RELATED ENTITIES) AT ANY TIME, AND (IV) CURRENTLY RECEIVING COMPENSATION FOR PERSONAL SERVICES IN A CAPACITY OTHER THAN AS A DIRECTOR.

   MARITRANS INC.                                                  PROXY FORM
   This proxy is solicited on behalf of the Board of Directors for the Annual
                            Meeting on May 12, 1994.
          The Board of Directors recommends a vote FOR items 1 and 2.
       This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of Directors and FOR the amendment to the Equity Compensation Plan and grant of stock options thereunder.
       The stockholder(s) represented herein appoint(s) Gary L. Schaefer and John C. Newcomb, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans Inc. to be held at the offices of Morgan, Lewis & Bockius, One Logan Square, 20th Floor, 18th and Cherry Streets, Philadelphia, Pennsylvania, on May 12, 1994 at 10:00 a.m., and in any adjournment or postponement thereof, as specified in this proxy

1. ELECTION OF DIRECTORS - 3 YEAR TERM    2. AMEND THE EQUITY COMPENSATION PLAN
      The Nominees are:                      AND APPROVE GRANT OF STOCK OPTIONS
      Stephen A. Van Dyck                    THEREUNDER To amend the Company's
      Robert E. Boni                         Equity Compensation Plan and
                                             approve grant of stock options
                                             thereunder, as more specifically
                                             discussed in the proxy statement.

   Your vote is important.
   Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

   Change of Address: _______________________________________________________

                      _______________________________________________________

   (If you have written in the above space, please mark the "Change of Address" box on the reverse of this card).

   Please mark X in blue or black ink.
   1. Election of Directors              FOR        WITHHELD
      (Stephen A. Van Dyck)              / /          / /
      (Robert E. Boni)

  2. Amendment to Equiy Compensation Plan and      FOR     AGAINST     ABSTAIN
     approve grant of stock options thereunder     / /       / /         / /

        / /    Check if you intend to attend the meeting in person.
        / /    Change of Address

    For all Nominees, except vote
    withheld from the following:
                                       In their discretion, proxies are
    _____________________________      entitled to vote upon such other
                                       matters as may properly come before
    _____________________________      the meeting, or any adjournment
                                       or postponement thereof.
        (See Reverse)
                                       _______________________________________
                                       Signature                          Date

                                       _______________________________________
                                       Signature                          Date

                                       NOTE: Please sign exactly as your name
                                       appears on this card. Joint owners
                                       should each sign personally. Corporate
                                       proxies should be signed by an author-
                                       ized officer. Executors, Administrators,
                                       Trustee, etc. should so indicate when
                                       signing.